EX. 99.770 - Transactions effected pursuant to Rule 10f-3

1. Name of Underwriter From Who Purchased:

Nomura International Plc.


2. Names of Underwriting syndicate members:

Goldman Sachs (Japan) Ltd.
Nomura Securities, etc.


3. Name of Issuer:

NEXTCOM K.K.


4. Title of Security:

Common Stock


5. Date of First Offering:

9/8/00


6. Dollar Amount Purchased:

USD 606,682.85


7. Number of Shares Purchased:

10 Shares


8. Price Per Unit:

JPY 390,000 per share

9. Resolution Approved by the Board of Trustees: